EXHIBIT 99.1

For Immediate Release

LightPath Technologies Reports Financial Results for

Fiscal 2023 First Quarter

LightPath continues transition to solutions provider despite challenges in China and Hurricane Ian

ORLANDO, FL – November 10, 2022 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a vertically integrated provider of engineered solutions for the global photonics industry, today announced financial results for  its fiscal 2023 first quarter ended September 30, 2022.

Management Commentary

LightPath’s President and Chief Executive Officer Sam Rubin stated, “The first quarter of LightPath’s 2023 fiscal year continued the transition in our strategic direction focused on delivering high-value optical solutions. Our revenue and gross margin took a step back, resulting from the economic slowdown in China and the effects of Hurricane Ian that shut down our Florida facility at the end of the quarter. We expect to see continued pressures on margins due to increased energy costs related to general economic conditions, including continuing inflationary factors, as well as the conflict in Ukraine and recessionary headwinds in the China which have affected our operations overseas, for the remainder of the calendar year 2022 and beyond.”

“We’ve begun to see early glimmers of success in our plan to transition from an optical component manufacturer to a complete optical system provider. Already, our backlog, as announced in late August, exceeded the previous record backlog we had in December 2020. Our current backlog comprises significantly higher quality sales in assemblies and defense and significantly less in China. We believe that refocusing our sales efforts on higher value systems for customers in the US and Europe will result in a more stable order flow based on long-term supply relationships.

“We believe that the significant supply chain and geopolitical issues affiliated with sourcing Germanium from Russia and China provide a significant incentive for our customers to consider our proprietary Black Diamond (“BD”) materials as a replacement. We continue to develop new products leveraging the game-changing multi-spectral capabilities of our BD-based product offerings and look forward to announcing those in the coming months.”

Fiscal 2023 First Quarter Highlights:

•	Revenue for the first quarter of fiscal 2023 of $7.4 million
•	Total backlog at September 30, 2022 of $23.0 million after record backlog of $24.0 million in August 2022
•	Net loss for the first quarter of fiscal 2023 was $1.4 million
•	EBITDA* for the first quarter of fiscal 2023 was ($392,000)
•	Micro Core by Seek Thermal Wins 2022 Best of Sensors Award Using LightPath’s Optical
Assembly
•	QuantLR & LightPath Technologies Announce Partnership to Develop Free-Space Quantum Encryption System

2023 Fiscal First Quarter Financial Results

Revenue for the first quarter of fiscal 2023 was approximately $7.4 million, compared to $9.1 million in the same period of the prior fiscal year. The two main factors contributing to the sales decrease were as follows: (1) decreased demand in the Asia market due to the economic downturn in China; and (2) sales across all product groups were negatively impacted by the unexpected closure of our U.S. facility for the last several days of the fiscal 2023 first quarter due to Hurricane Ian. Revenue among the Company’s product groups for the first quarter of 2023 was as follows:

Product Group Revenue ($ in millions)**	First Quarter of Fiscal 2023	First Quarter of Fiscal 2022	% Change
Infrared (“IR”) products	$3.6	$4.9	(26%)
Precision Molded Optics (“PMO”) products	$3.3	$3.8	(14%)
Specialty products	$0.5	$0.4	13%

** Numbers may not foot due to rounding

•

Revenue from IR products was approximately $3.6 million in the first quarter of fiscal 2023 and approximately $4.9 million in the same period of the prior fiscal year. The decrease in revenue is primarily driven by sales of BD6-based molded infrared products, particularly to customers in the China industrial market. Sales of diamond-turned infrared products also decreased, primarily attributable to customers in the defense and industrial markets.

•

Revenue from PMO products was approximately $3.3 million compared to approximately $3.8 million in the same period of the prior fiscal year. The decrease in revenue is primarily attributed to decreases in sales through catalog and distribution channels, as well as sales to commercial customers. The majority of the decrease in sales through catalog and distribution channels is due to the termination of the Company’s agreement with its distributor in Europe during the third quarter of fiscal 2022. The Company is no longer accepting new orders through this distributor and is now soliciting and receiving orders directly from the end customers. This transition will continue through the third quarter of fiscal 2023, as the Company will continue to ship distribution orders that were in place prior to the contract termination. The remainder of the decrease in PMO product sales is related to customers in China, across all of the industries served.

•

Revenue from specialty products was approximately $455,000 compared to approximately $402,000 in same period of the prior fiscal year. The increase was primarily driven by non-recurring charges billed to a customer during the first quarter of fiscal 2023.

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Gross margin in the first quarter of fiscal 2023 was approximately $2.2 million, a decrease of 30%, as compared to approximately $3.2 million in the same period of the prior fiscal year.  Total cost of sales was approximately $5.1 million for the first quarter of fiscal 2023, compared to approximately $5.9 million for the same period of the prior fiscal year.  Gross margin as a percentage of revenue was 30% for the first quarter of fiscal 2023, compared to 35% for the same period of the prior fiscal year.  The decrease in gross margin as a percentage of revenue is primarily due to the significantly lower revenue level, with less contribution toward fixed manufacturing costs.  Maintaining a gross margin of 30% at this low revenue level reflects the benefit of a number of the operational and cost structure improvements that the Company has been implementing.

Selling, general and administrative (“SG&A”) costs were approximately $2.6 million for the first quarter of fiscal 2023, a decrease of approximately $231,000, or 8%, as compared to approximately $2.9 million in the same period of the prior fiscal year.  The decrease in SG&A costs is primarily due to a decrease of approximately $300,000 of expenses associated with the previously disclosed events that occurred at the Company’s Chinese subsidiaries, including legal and consulting fees.

During the first quarter of fiscal 2023, income tax expense was approximately $102,000, compared to approximately $130,000 for the same period of the prior fiscal year.  Income tax expense is primarily related to income taxes from the Company’s operations in China, including estimated Chinese withholding taxes associated with intercompany dividends declared by LightPath Optical Instrumentation (Zhenjiang) Co., Ltd. (“LPOIZ”) and payable to LightPath as the parent company in the US.  The decrease is due to lower taxable income in the China jurisdiction.

Net loss for the first quarter of fiscal 2023 was approximately $1.4 million, or $0.05 basic and diluted loss per share, compared to $632,000, or $0.02 basic and diluted loss per share, for the same quarter of the prior fiscal year.  The increase in net loss for the first quarter of fiscal 2023, as compared to the same period of the prior fiscal year, was primarily attributable to lower revenue and gross margin, partially offset by lower operating expenses and income taxes.

EBITDA for the quarter ended September 30, 2022 was a loss of approximately $392,000, compared to earnings of $454,000 for the same period of the prior fiscal year.  The decrease in EBITDA in the first quarter of fiscal 2023 was primarily attributable to lower revenue and gross margin, partially offset by lower operating costs.

Liquidity and Capital Resources

Cash used in operations was approximately $415,000 for the first three months of fiscal 2023, compared to approximately $1.6 million for the same period of the prior fiscal year.  Cash used in operations for the first three months of fiscal 2023 was less than in the comparable period, with an outflow of approximately $69,000 from the net change in operating assets and liabilities in the first quarter of fiscal 2023 compared to $2 million from the net change in operating assets and liabilities for the first quarter of fiscal 2022.  The amount of cash used in operations in the first fiscal quarter of 2022 resulted from several factors, including a decrease in accounts payable and accrued liabilities during such quarter arising from the payment of certain expenses related to previously disclosed events that occurred at the Company’s Chinese subsidiaries which were accrued as of June 30, 2021, and an increase in accounts receivable due to higher sales than the previous sequential quarter.  Cash used in operations in the first three months of fiscal 2023 reflect a decrease in accounts receivable due to lower sales than the previous sequential quarter.

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Sales Backlog

As of September 30, 2022, LightPath’s total backlog was approximately $23.0 million, an increase of 19%, as compared to approximately $19.3 million as of September 30, 2021.  Compared to the backlog at the end of fiscal year 2022, total backlog increased by 29% during the first three months of fiscal 2023.  The increase in backlog during the first three months of fiscal 2023 was largely due to a $4 million supply agreement with a long time European customer of precision motion control systems and OEM assemblies.  The new supply agreement will go into effect in the second half of fiscal year 2023 and is expected to run for around 12-18 months.  In addition, orders were received for several other significant long-term projects with customers in the U.S and in Europe.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, November 10, 2022 at 5:00 p.m. ET to discuss its financial and operational performance for its fiscal 2023 first quarter.

Date: Thursday, November 10, 2022

Time: 5:00 PM (ET)

Dial-in Number: 1-877-317-2514

International Dial-in Number: 1-412-317-2514

Webcast:  Fiscal First Quarter Earnings Webcast

Participants are recommended to dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through November 24, 2022. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID #7558728.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA, which is a non-GAAP financial measure. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, see the table provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that this non-GAAP financial measures, when considered together with the GAAP financial measure, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that this non-GAAP financial measure enhances the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize this non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

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The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs and manufactures proprietary optical and infrared components including molded glass aspheric lenses and assemblies, custom molded glass freeform lenses, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, and include, for example, statements related to the expected effects on the Company’s business from the COVID-19 pandemic. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for the Company products; the ability of the Company to obtain needed raw materials and components from its suppliers; actions governments, businesses, and individuals take in response to the pandemic, including restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that the Company could take to reduce operating costs; the inability of the Company to sustain profitable sales growth, convert inventory to cash, or reduce its costs to maintain competitive prices for its products; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on 10-Q. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Brian M. Prenoveau, CFA

MZ Group – MZ North America

LPTH@mzgroup.us

+561 489 5315

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LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)

	September 30,	June 30,
Assets	2022	2022
Current assets:
Cash and cash equivalents	$4,298,869	$5,507,891
Trade accounts receivable, net of allowance of $46,691 and $36,313	4,584,019	5,211,292
Inventories, net	7,005,709	6,985,427
Other receivables	82,391	—
Prepaid expenses and other assets	434,601	464,804
Total current assets	16,405,589	18,169,414

Property and equipment, net	10,767,788	11,640,463
Operating lease right-of-use assets	10,095,366	10,420,604
Intangible assets, net	4,176,527	4,457,798
Goodwill	5,854,905	5,854,905
Deferred tax assets, net	143,000	143,000
Other assets	47,066	27,737
Total assets	$47,490,241	$50,713,921
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,344,334	$3,073,933
Accrued liabilities	864,301	558,750
Accrued payroll and benefits	1,888,766	2,081,212
Operating lease liabilities, current	960,331	965,622
Loans payable, current portion	1,091,145	998,692
Finance lease obligation, current portion	21,638	55,348
Total current liabilities	7,170,515	7,733,557

Deferred tax liabilities, net	511,419	541,015
Finance lease obligation, less current portion	8,085	11,454
Operating lease liabilities, noncurrent	9,114,599	9,478,077
Loans payable, less current portion	2,948,446	3,218,580
Total liabilities	19,753,064	20,982,683

Commitments and Contingencies

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting; 500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting; 44,500,000 shares authorized; 27,071,929 and 27,046,790 shares issued and outstanding	270,719	270,468
Additional paid-in capital	232,619,220	232,315,003
Accumulated other comprehensive income	17,296	935,125
Accumulated deficit	(205,170,058)	(203,789,358)
Total stockholders’ equity	27,737,177	29,731,238
Total liabilities and stockholders’ equity	$47,490,241	$50,713,921

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LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months Ended
	September 30,
	2022	2021
Revenue, net	$7,366,901	$9,103,343
Cost of sales	5,132,989	5,931,408
Gross margin	2,233,912	3,171,935
Operating expenses:
Selling, general and administrative	2,638,173	2,869,046
New product development	549,881	427,011
Amortization of intangible assets	281,271	281,271
Total operating expenses	3,469,325	3,577,328
Operating loss	(1,235,413)	(405,393)
Other income (expense):
Interest expense, net	(70,370)	(45,749)
Other income (expense), net	27,217	(51,082)
Total other income (expense), net	(43,153)	(96,831)
Income (loss) before income taxes	(1,278,566)	(502,224)
Income tax provision	102,134	129,873
Net loss	$(1,380,700)	$(632,097)
Foreign currency translation adjustment	(917,829)	(144,174)
Comprehensive income (loss)	$(2,298,529)	$(776,271)
Loss per common share (basic)	$(0.05)	$(0.02)
Number of shares used in per share calculation (basic)	27,070,949	26,993,971
Loss per common share (diluted)	$(0.05)	$(0.02)
Number of shares used in per share calculation (diluted)	27,070,949	26,993,971

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LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Changes in Stockholders' Equity
(unaudited)
				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2022	27,046,790	$270,468	$232,315,003	$935,125	$(203,789,358)	$29,731,238
Issuance of common stock for:
Employee Stock Purchase Plan	16,287	163	19,707	—	—	19,870
Exercise of Stock Options & RSUs, net	8,852	88	(88)	—	—	—
Stock-based compensation on stock options & RSUs	—	—	284,598	—	—	284,598
Foreign currency translation adjustment	—	—	—	(917,829)	—	(917,829)
Net loss	—	—	—	—	(1,380,700)	(1,380,700)
Balances at September 30, 2022	27,071,929	$270,719	$232,619,220	$17,296	$(205,170,058)	$27,737,177

Balances at June 30, 2021	26,985,913	$269,859	$231,438,651	$2,116,152	$(200,247,177)	$33,577,485
Issuance of common stock for:
Employee Stock Purchase Plan	8,621	86	21,640	—	—	21,726
Stock-based compensation on stock options & RSUs	—	—	116,591	—	—	116,591
Foreign currency translation adjustment	—	—	—	(144,174)	—	(144,174)
Net loss	—	—	—	—	(632,097)	(632,097)
Balances at September 30, 2021	26,994,534	$269,945	$231,576,882	$1,971,978	$(200,879,274)	$32,939,531

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LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net loss	$(1,380,700)	$(632,097)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	816,334	910,962
Interest from amortization of debt costs	18,560	4,643
Stock-based compensation on stock options & RSUs, net	284,598	116,591
Provision for doubtful accounts receivable	(12,452)	12,010
Change in operating lease assets and liabilities	(43,531)	(52,172)
Inventory write-offs to allowance	—	60,935
Deferred tax benefit	(29,596)	—
Changes in operating assets and liabilities:
Trade accounts receivable	639,725	(1,283,594)
Other receivables	(82,391)	134,860
Inventories	(20,282)	(109,829)
Prepaid expenses and other assets	10,874	19,702
Accounts payable and accrued liabilities	(616,494)	(799,693)
Net cash used in operating activities	(415,355)	(1,617,682)

Cash flows from investing activities
Purchase of property and equipment	(243,393)	(1,199,005)
Net cash used in investing activities	(243,393)	(1,199,005)

Cash flows from financing activities
Proceeds from sale of common stock from Employee Stock Purchase Plan	19,870	21,726
Loan costs	—	266,850
Payments on loans payable	(169,902)	(163,758)
Repayment of finance lease obligations	(37,079)	(73,891)
Net cash used in financing activities	(187,111)	50,927
Effect of exchange rate on cash and cash equivalents	(363,163)	(31,953)
Change in cash and cash equivalents	(1,209,022)	(2,797,713)
Cash and cash equivalents, beginning of period	5,507,891	6,774,694
Cash and cash equivalents, end of period	$4,298,869	$3,976,981

Supplemental disclosure of cash flow information:
Interest paid in cash	$48,803	$41,466
Income taxes paid	$140,756	$111,535

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To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

LIGHTPATH TECHNOLOGIES, INC.
Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

	(unaudited)
	Quarter Ended September 30,
	2022	2021
Net loss	$(1,380,700)	$(632,097)
Depreciation and amortization	816,334	910,962
Income tax provision	102,134	129,873
Interest expense	70,370	45,749
EBITDA	$(391,862)	$454,487
% of revenue	-5%	5%

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